Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a nominee to the board of directors of StubHub Holdings, Inc. (the “Company”) in the Company’s Registration Statement on Form S-1 and in all amendments thereto, including post effective amendments (the “Registration Statement”), in connection with the initial public offering of the Company’s Class A common stock. The undersigned also consents to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Jeffrey Blackburn
Name: Jeffrey Blackburn
Date: June 5, 2024